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                  RENEWAL AND AMENDMENT OF MANAGEMENT AGREEMENT
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         THIS AGREEMENT, made this 22nd day of May, 2000, between Citizens
Funds, an open end investment company organized and existing under the laws of the Commonwealth of Massachusetts, (the "Fund") and Citizens Advisers, Inc., a New Hampshire Corporation (the "Adviser").

                                   WITNESSETH
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         WHEREAS, there is now in effect a Management Agreement dated June 1,
1992 and restated as of January 19, 1997, to be in effect through May 31, 2000, between the Fund and the Adviser providing the research, portfolio management services and certain administrative services to be furnished to the Fund by the Adviser on certain terms and conditions and subject to certain provision set forth therein; and

         WHEREAS, said Agreement was reapproved by the vote of the holders of a majority of the outstanding shares of the capital stock of the Fund at the Special Meeting of Stockholders held May 18, 1992, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the renewal of such agreement has been approved by the Board of Trustees of the Fund on May 22, 2000; and

         NOW, THEREFORE, such parties agree as follows:

1. The Management Agreement dated June 1, 1992 and restated as of January 19, 1997, is hereby renewed for the additional 12 month period beginning June 1, 2000 and ending at the close of business on May 31, 2001.

2. That Section IV A of the Management Agreement be amended to allow payment by the Trust to the Manager twice monthly but in no event less frequently than quarterly.

3. In all other respects said Management Agreement, as now amended and in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.

4. This Agreement may be executed in several counterparts, each of which shall be original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.

Citizens Funds                                       Citizens Advisers, Inc.

By_______________________                            By_________________________
  Azie Taylor Morton                                   John L. Shields
  Chair                                                President